Exhibit 10.37

RULES OF THE CHAUCER

2011 LONG-TERM INCENTIVE PLAN

1	Definitions

In these Rules (unless the context otherwise requires) the following words and phrases have the following meanings:

Award: a conditional right to receive a cash payment under this Plan evidenced by an Award Certificate or, where the context permits, an Alternative Award;

Award Certificate: a certificate issued by the Company and executed by a duly authorised officer thereof as evidence of the grant of an Award;

Award Tax Liability: an amount sufficient to satisfy all of any jurisdiction’s taxes, duties, employee’s social security or national insurance contributions or any other amounts arising in connection with the Vesting or surrender of an Award or any cash payment pursuant to a Vested Award and which are required to be withheld or accounted for by the Withholding Agent;

Base Salary: the annual rate of cash earnings (excluding, without limitation, bonuses and Awards hereunder) of the Employment by virtue of which the Eligible Employee may participate in the Plan, as at the date on which an Award is granted;

Change in Control: Any of the following: (i) the members of the Board of Directors of The Hanover (the “Board”) at the beginning of any consecutive twenty-four (24) calendar month period (the “Incumbent Directors”) cease at any time during such period for any reason other than due to death, disability or retirement (in the event of a member’s death, disability of retirement, such member shall be deemed to continue as an Incumbent Director until such member’s seat on the Board is filled) to constitute at least a majority of the members of the Board, provided that any director whose election or nomination for election by The Hanover stockholders was approved by a vote of at least a majority of such Incumbent Directors shall be treated as an Incumbent Director; (ii) any “person” including a “group” (as such terms are used in Sections 13(d) and 14(d)(2) of The Securities Exchange Act of 1934, as amended (the “1934 Act”), but excluding The Hanover, its affiliates, any employee benefit plan of The Hanover or any affiliate, and an underwriter temporarily holding securities pursuant to an offering of such securities) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the 1934 Act), directly or indirectly, of securities of The Hanover representing 35% or more of the combined voting power of The Hanover’s then outstanding securities, except that this provision shall not be applicable if The Hanover, in connection with raising capital or making an acquisition (including through the issuance of debt or other securities which are convertible into securities with voting power), voluntarily agrees to issue to a “person” or a “group (as defined above) in such a transaction, securities aggregating (when combined with securities owned by such person or group immediately prior to such transaction) 35% or more, but less than a majority, of the combined voting power of The Hanover’s then outstanding securities (but this exception shall not apply to any subsequent transfer, except to the extent agreed to by The

Hanover, in writing, at the time such securities are issued); (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving The Hanover or any affiliate that requires the approval of The Hanover’s stockholders (excluding a corporate transaction involving solely The Hanover and its affiliates) (a “Business Combination”), unless the stockholders immediately prior to such Business Combination own more than 50% of the total voting power of the successor corporation resulting from such Business Combination or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to such Business Combination; (iv) the stockholders of The Hanover approve a sale of all or substantially all of The Hanover assets and such sale is consummated; or (v) the stockholders of The Hanover approve a plan of complete liquidation or dissolution of The Hanover;

Committee: the remuneration committee of the Company or other duly authorised committee which fulfils the same function;

Companies Act: the Companies Act 2006 as amended from time to time;

Company: Chaucer Syndicates Limited;

Control: has the meaning given to it by section 995 of the Income Tax Act 2007;

Date of Grant: the date on which an Award is granted pursuant to Rule 2.1;

Eligible Employee: any employee (including an executive director) of any Group Company;

Employing Company: the Company or any Group Company or former Group Company by which the Participant is or, where the context so admits, was Employed;

Employment: office or employment with any Group Company and Employed shall be construed accordingly;

Executive Officer of Hanover. Any Eligible Employee that has been designated by the Board of Directors of The Hanover as an “officer” (as that term is defined in Rule 16a-1(f) as promulgated under the Securities Exchange Act of 1934, as amended) of The Hanover.

Financial Year: has the meaning given to it in section 390 of the Companies Act;

Group: the Company and its Subsidiaries from time to time and Group Company shall be construed accordingly;

Holding Company: the meaning given to it by section 1159 of the Companies Act;

Participant: an Eligible Employee who holds a Subsisting Award including, where the context permits, his personal representatives;

Performance Condition: Level of Post-tax ROE for the Performance Period as specified in the Award Certificate;

Performance Period: the period commencing on 1 July 2011 and expiring on 30 June 2014;

Plan: this plan as governed by the Rules;

Post-tax ROE: equals:

Measurement Year 1 ROE + Measurement Year 2 ROE + Measurement Year 3 ROE

3

Measurement Year 1 ROE (July 1, 2011 – June 30, 2012) equals(d):

[(Q3 2011 and Q4 2011 Pre-Tax Chaucer Segment Income(a)) x (1 – 2011 Chaucer Tax Rate(b))] + [(Q1

2012 and Q2 2012 Pre-Tax Chaucer Segment Income(a)) x (1 – 2012 Chaucer Tax Rate(b))]

Average Chaucer Equity(c) for the period July 1, 2011 through June 30, 2012,

Measurement Year 2 ROE (July 1, 2012 – June 30, 2013) equals(d):

[(Q3 2012 and Q4 2012 Pre-Tax Chaucer Segment Income(a)) x (1 – 2012 Chaucer Tax Rate(b))] + [(Q1

2013 and Q2 2013 Pre-Tax Chaucer Segment Income(a)) x (1 – 2013 Chaucer Tax Rate(b))]

Average Chaucer Equity(c) for the period July 1, 2012 through June 30, 2013

Measurement Year 3 ROE (July 1, 2013 – June 30, 2014) equals(d):

[(Q3 2013 and Q4 2013 Pre-Tax Chaucer Segment Income(a)) x (1 – 2013 Chaucer Tax Rate(b))] +

[(Q1 2014 and Q2 2014 Pre-Tax Chaucer Segment Income(a)) x (1 – 2014 Chaucer Tax Rate(b))]

Average Chaucer Equity(c) for the period July 1, 2013 through June 30, 2014

Definitions

(a)	“Pre-Tax Chaucer Segment Income” means Chaucer’s pre-tax segment income for the applicable period determined in accordance with U.S. GAAP and as reported in The Hanover’s financial statements as filed with the U.S. Securities and Exchange Commission (the “SEC”).

(b)	“Chaucer Tax Rate” means the actual year end Chaucer segment tax rate for the applicable portion of the performance period (e.g. year end 2011 tax rate will apply to July-December 2011 performance period) determined in accordance with U.S. GAAP and as utilized in the preparation of The Hanover’s financial statements as filed with the SEC. Notwithstanding the foregoing, because the 2014 tax rate cannot be determined until following the close of the 2014 fiscal year, the 2014 Chaucer Tax Rate shall be the effective tax rate used for the Chaucer segment in the Form 10Q filed with the SEC for the quarter ended June 30, 2014.

(c)	Average Chaucer Equity is determined by averaging Chaucer’s consolidated equity as calculated in accordance with U.S. GAAP (but excluding unrealized gains (losses)) utilizing a five point average methodology including 6/30/11, 9/30/11 12/31/11, 3/31/12, and 6/30/12 for the 2011-2012 calculation, 6/30/12, 9/30/12 12/31/12, 3/31/13, and 6/30/13 for the 2012-2013 calculation, and 6/30/13, 9/30/13 12/31/13, 3/31/14, and 6/30/14 for the 2013-2014 calculation.

(d)	When calculating Post-Tax ROE, currencies shall be converted into USD based upon exchange rates utilized in the applicable financial statements filed with the SEC.

Pro-Rating Formula: the formula which is used to establish the percentage of an Award which may Vest (subject to the satisfaction of Performance Conditions) where Rule 4 (Cessation of Employment) applies by applying the following formula:

X	x	100
1,096

where X is the number of days (not to exceed 1,096) comprised in the period beginning on the Date of Grant and ending on the day on which the Award Vests in accordance with Rule 4.

Rules: these rules as from time to time amended in accordance with their provisions by the Committee;

Subsidiary: a company which is a subsidiary of the Company (within the meaning of section 1159 of the Companies Act) and which is under the Control of the Company;

Subsisting Award: an Award to the extent that it has not Vested and has not lapsed;

The Hanover: The Hanover Insurance Group, Inc., a corporation organised under the laws of the state of Delaware, USA;

The Hanover Committee. The Compensation Committee of The Hanover’s Board of Directors or such other duly authorised committee which fulfils the same function;

Vest: in relation to an Award, for the Participant to become absolutely beneficially entitled to a payment of cash under the Award and Vesting, Vested and Unvested shall be construed accordingly;

Vesting Date: a day determined by the Committee upon which the Award shall Vest, falling within the period of 30 days following the determination by the Committee that the applicable Performance Condition has been met (in whole or in part) or such other earlier date which may be determined in accordance with these Rules; and

Withholding Agent: a Participant’s Employing Company, the Company, any Group Company, any former Group Company, or any other entity or person designated by the Committee which is required to account to the relevant tax authorities for an Award Tax Liability.

Where the context so permits, the singular shall include the plural and vice versa and the masculine gender shall include the feminine. Any reference to a statutory provision is to be construed as a reference to that provision as from time to time amended or re-enacted and shall include any regulations or other subordinate legislation made under it.

2	Grant of Awards

2.1	Subject to section 2.6, the Committee may grant Awards by deed to such Eligible Employees as it shall at its absolute discretion, from time to time, select. No Eligible Employee shall be entitled as of right to have an Award granted to him. The extent of any grant of Awards shall be determined by the Committee at its absolute discretion.

2.2	The Committee will determine the aggregate levels of Awards granted under the Plan.

2.3	No payment will be required in consideration for the grant of an Award.

2.4	Each Participant shall be issued with an Award Certificate which will set out the details mentioned in Rule 2.2. To the extent that the terms of an Award Certificate conflict with the Rules, the Rules shall prevail.

2.5	No Performance Condition may be varied (save as otherwise provided in these Rules) unless an event occurs which causes the Committee to determine that such Performance Condition has ceased to be appropriate whereupon the Committee may (subject to the consent of The Hanover Committee) at its absolute discretion vary or replace such Performance Condition provided that the variation or replacement is, in the Committee’s opinion, fair and reasonable.

2.6	Notwithstanding any language contained herein to the contrary (i) any Awards granted hereunder to an Executive Officer of Hanover will not be effective unless, and until such time as, such action by the Committee has been formally ratified by The Hanover Committee, and (ii) in no event shall the maximum aggregate value of all Awards granted hereunder exceed such amounts authorised by The Hanover Committee.

3	Transfer

Subject to the rights of a deceased Participant’s personal representatives pursuant to Rule 4.2, an Award may not be transferred, charged, pledged, mortgaged or encumbered in any way whatsoever.

4	Cessation of Employment

4.1	If a Participant ceases to hold Employment prior to the date on which any payment pursuant to his Vested Award is made in accordance with Rule 6 by reason of:

4.1.1	injury, ill-health or disability proved to the satisfaction of the Committee; or

4.1.2	redundancy; or

4.1.3	retirement with the agreement of his Employing Company; or

4.1.4	any other reason at the absolute discretion of the Committee,

his Award shall be deemed to immediately Vest to the extent that the Performance Condition is ultimately satisfied (to be determined at the conclusion of the Performance Period), but the amount payable shall be delayed until such time as the Committee makes such a determination and shall be reduced to reflect the Pro-Rating Formula, unless the Committee, in its absolute discretion, determines that the Award shall Vest to a greater extent.

4.2	If a Participant dies, his Award shall be deemed to immediately Vest to the extent that the Performance Condition is ultimately satisfied (to be determined at the conclusion of the Performance Period) and payment shall be made to his personal representatives, but the amount payable shall be delayed until such time as the Committee makes such a determination and shall be reduced to reflect the Pro-Rating Formula unless the Committee, in its absolute discretion, determines that the Award shall Vest to a greater extent.

5	Lapse of Awards

5.1	An Award shall lapse and cease to be capable of Vesting upon the earliest to occur of the following:

5.1.1	the expiry of the Performance Period, to the extent that any applicable Performance Condition remains unfulfilled at that date;

5.1.2	the date upon which a Participant ceases to hold Employment for any reason not set out in Rule 4.1;

5.1.3	the Participant being adjudicated bankrupt;

5.1.4	any breach or purported breach of Rule 3 by the Participant; or

5.1.5	a determination by the Committee pursuant to Rule 13 that the Award be cancelled.

5.2	For the purposes of these Rules:

5.2.1	a Participant shall not be treated as ceasing to hold Employment until he ceases to hold Employment with any Group Company;

5.2.2	a Participant shall be treated as ceasing Employment on the day on which he gives or is served notice of such cessation, unless the Committee determines that he shall be treated as ceasing Employment upon the date on which he actually ceases Employment;

5.2.3	if a Participant’s Employment is suspended in accordance with his Employing Company’s disciplinary procedures and subsequently terminated, he shall be treated as having ceased Employment on the date on which he was suspended unless the Committee at its absolute discretion determines otherwise; and

5.2.4	a female Participant shall not be treated as ceasing Employment if absent from work wholly or partly because of pregnancy until such time as she ceases to be entitled to return to work.

6	Vesting of an Award

6.1	As soon as reasonably practicable after the Vesting Date of an Award, the Company shall pay the Participant the amount to which he is entitled.

6.2	Any amount paid pursuant to this Plan shall be paid net of any Award Tax Liability.

6.3	Notwithstanding any language contained herein to the contrary, the determination by the Committee as to the level of achievement of the Performance Condition, the aggregate amount of payments to be made hereunder upon Vesting of the Awards, and any specific amounts to be paid upon Vesting of Awards made to Executive Officers of Hanover, will not be effective unless, and until such time as, such determination by the Committee has be formally ratified by The Hanover Committee.

7	Change in Control

In the event of a Change in Control, the following provisions of this Rule 7 shall apply:

7.1	Except as provided in Rule 7.2 below, upon consummation of a Change in Control all Awards shall Vest to the extent that the Performance Condition has been satisfied; provided, however, to the extent that the effective date of the Change in Control is prior to the expiration of the Performance Period and the Performance Condition has not yet been achieved as of such date, such Performance Condition shall be deemed satisfied at such level determined below:

Effective Date of Change in Control	Calculation of Level of Performance Condition Achievement
On or prior to June 30, 2012	Performance Condition deemed achieved at target

July 1, 2012 to June 30, 2013	Measurement Year 1 ROE shall be achieved at the level of actual performance determined and certified by the Committee; Measurement Years 2 and 3 ROE shall be deemed achieved at target

July 1, 2013 to June 30, 2014	Measurement Year 1 and 2 ROE shall be achieved at the level of actual performance determined and certified by the Committee; Measurement Year 3 ROE shall be deemed achieved at target

On or after June 30, 2014	Performance Condition shall be achieved at actual level of performance as determined by the Committee

7.2	Notwithstanding Rule 7.1, no acceleration of Vesting shall occur with respect to an Award if The Hanover Committee reasonably determines in good faith prior to the occurrence of a Change in Control that this Award shall be honoured or assumed, or new rights substituted therefor (such honoured, assumed or substituted award hereinafter called an “Alternative Award”), by the Participant’s employer (or the Holding Company or a Subsidiary of such employer) immediately following the Change in Control, provided that the Alternative Award shall become a time-based award that is no longer subject to any performance-based Vesting requirement, and shall also:

7.2.1	be payable in cash;

7.2.2	provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under this Award, including, but not limited to, an identical or better time-based Vesting schedule;

7.2.3	have substantially equivalent economic value to this Award (determined at the time of the Change in Control and based upon the value the Participant would have received had the Award been accelerated pursuant to Rule 7.1 above); and

7.2.4	have terms and conditions which provide that in the event that the Participant’s employment is involuntarily terminated (other than for misconduct or under circumstances whereby, pursuant to the terms of the Participant’s employment, the Participant could be summarily dismissed without notice) or the Participant terminates his employment for “Good Reason” (as defined in Rule 7.3 below) prior to the second anniversary of the Change in Control, the Alternative Award shall automatically Vest in full and any conditions on the Participant’s rights under, or any restrictions on transfer or exercisability applicable to, such Alternative Award shall be waived or shall lapse.

7.3	For the purpose of Rule 7.2.4 above, “Good Reason” shall mean the occurrence of one or more of the events listed below following a Change in Control: (A) a reduction in the Participant’s rate of annual base salary as in effect immediately prior to such Change in Control; (B) a reduction in the Participant’s annual short-term incentive compensation plan target award (but excluding the conversion of any cash incentive arrangement into an equity incentive arrangement of commensurate value or vice versa) from that which was in effect immediately prior to such Change in Control; or (C) any requirement that the Participate relocate to an office more than 55 kilometers from the facility where he was located immediately prior to the Change in Control.

7.4	If a Participant believes that a “Good Reason” event has been triggered, he must give his employing company written notice within 30 days of the occurrence of such triggering event and a proposed termination date which shall be not sooner than 60 days nor later than 90 days after the date of such notice. Such notice shall specify the Participant’s basis for determining that “Good Reason” has been triggered. The Company shall have the right to cure a purported “Good Reason” within 30 days of receipt of said notice.

8	Participation in Plan and Employment

8.1	No individual shall have any claim against a Group Company or any of its affiliates (including, without limitation, The Hanover) arising out of not being admitted to participation in the Plan which (for the avoidance of all, if any, doubt) is entirely at the discretion of the Committee.

8.2	The Plan shall not form part of any contract of employment between any Group Company or any of its affiliates (including, without limitation, The Hanover) and any employee and the rights and obligations of any individual under the terms of his Employment shall not be affected by his participation in the Plan.

8.3	Participation in the Plan shall be on the express condition that ceasing to participate in the Plan and/or the loss of Awards (or parts thereof) for any reason in accordance with the terms of the Plan shall not afford any individual any right to compensation or damages under the terms of his Employment.

8.4	No Participant shall be entitled to claim compensation or damages from any Group Company or any of its affiliates (including, without limitation, The Hanover) in respect of any diminution or extinction of his rights or benefits (actual or potential) pursuant to any Award granted to him as a result of the exercise or failure to exercise any discretion vested in the Committee under the Plan to the advantage or fullest advantage of the Participant.

8.5	Each Group Company and its affiliated entities (including, without limitation, The Hanover) shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Award or Participant.

8.6	Neither the grant of an Award nor any benefit pursuant to an Award shall form part of an individual’s pensionable remuneration for the purposes of any pension plan or similar arrangement which may be operated by any Group Company.

9	Administration and Amendment

9.1	The Plan shall be administered under the direction of the Committee, which, subject to Rule 9.2, may at any time by resolution (ratified by The Hanover Committee) and without other formality delete from, amend or add to the Rules in any respect.

9.2	Subject to Rule 9.3, no deletion, amendment or addition may be made to the Rules if it would adversely affect the rights already acquired by Participants pursuant to Subsisting Awards without the approval of Participants holding more than fifty per cent. (50%) of the Subsisting Awards so affected.

9.3	Notwithstanding anything to the contrary contained in these Rules, the Committee may (without any further formality) make deletions, amendments or additions to the Plan which it considers necessary or desirable in order to benefit the administration of the Plan, to take account of applicable legislation in any country or territory (and including any proposed change to such legislation), or other regulations or to obtain or maintain favourable taxation treatment for Participants or any Group Company provided that such amendments or additions do not diverge from the basic principles of the Plan.

9.4	The Committee may from time to time make and vary such rules and regulations not inconsistent with the Plan and establish such procedures for the administration and implementation of this Plan as it thinks fit and in the event of any dispute or disagreement as to the interpretation of any such rules, regulations or procedures, the decision of the Committee shall be final and binding upon all persons.

9.5	The Plan, the grant and Vesting of Awards thereunder, and the other obligations of the Company under the Plan, shall be subject to all applicable national or local laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required.

9.6	The Committee’s decision on any matter relating to the interpretation of the Rules and any other matters concerning the Plan (including the rectification of errors or mistakes of procedure or otherwise) shall be final and binding.

9.7	Any notice or other communication under or in connection with the Plan may be given:

9.7.1	by the Company to an Eligible Employee or Participant either personally or sent to him at his place of work by electronic mail or by post to the address last known to the Company (including any address supplied by the relevant Employing Company or any Subsidiary) or sent through the Company’s internal postal service; and

9.7.2	to the Company, either personally or by post to the Company Secretary.

Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

9.8	The Company shall bear the costs of setting up and administering the Plan. However, the Company may require any Employing Company to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Employing Company’s Eligible Employees.

9.9	The Company (or one or more of its affiliated entities, including, without limitation, The Hanover) shall maintain all necessary books of account and records relating to the Plan.

9.10	If any Award Certificate or any other document issued for the purposes of the Plan shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Committee may require.

9.11	By participating in this Plan, each Participant agrees to the holding of information about him by any Group Company (or any of their respective affiliated entities, including, without limitation, The Hanover) and he authorises any Group Company (or any of their respective affiliated entities, including, without limitation, The Hanover) and their agents and advisers to use such information for the purposes of this Plan. Each Participant further agrees that data concerning his participation may be processed by agents of any Group Company (or any of their respective affiliated entities, including, without limitation, The Hanover) wherever located and where necessary transmitted outside the European Economic Area.

10	Exclusion of Third Party Rights

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Plan or to any Award granted under it and no person other than the parties to an Award shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.

11	Termination

The Plan shall terminate on the first anniversary of the date of its adoption. This Rule 11 shall not affect Subsisting Awards.

12	Governing Law

These Rules shall be governed by and construed in accordance with English law. Any dispute concerning these Rules not resolved by mutual agreement between the parties to that dispute shall be referred to the courts of England and Wales.

13	Reduction, Amendment or Cancellation of Awards

Awards may be reduced, amended or cancelled as set out below:

13.1	The Committee may, subject to Rules 2.6 and 6.3, at any time at its sole discretion determine, before an Award has Vested, to:

13.1.1	reduce the amount potentially payable under the Award; and/or

13.1.2	defer the date on which the Award Vests; and/or

13.1.3	amend the Performance Condition applying to the Award; and/or

13.1.4	impose additional conditions to the Award; or

13.1.5	cancel the Award.

13.2	The circumstances in which the Committee may make this determination include (but are not limited to):

13.2.1	the conduct of the Participant or the team or division in which he is working or has worked, or the business unit of which he is or has been a part, is considered to have had a detrimental impact on the business of any Group Company or to have brought the business of any such company into disrepute; or

13.2.2	evidence emerges that past performance which was taken into account either when the Award was made or when the relevant bonus pool on the basis of which the Award was made was calculated was materially worse than was understood on the relevant Date of Grant; or

13.2.3	the prior financial statements of any Group Company or any business unit or division of any Group Company are materially restated, corrected or amended; or

13.2.4	evidence emerges that the Participant or the Participant’s team, business unit or division has engaged in improper or inadequate risk analysis or has failed to raise concerns in relation to improper or inadequate risk analysis.